Exhibit 99.1

STOCK OPTION PLAN ORIGINALLY EFFECTIVE MAY 13, 1996,

AMENDED EFFECTIVE JUNE 22, 2000, FURTHER AMENDED AND RESTATED AUGUST 6, 2003, FURTHER AMENDED APRIL 20, 2004 AND FURTHER AMENDED APRIL 25, 2007.

1.	Purpose of the Plan

The purpose of this stock option plan (the “Plan”) is to provide employees, officers, directors and “service providers” (such term has here and hereinafter the meaning ascribed to it in The Toronto Stock Exchange (the “TSX”) Company Manual, as the same may be amended from time to time (the “Company Manual”) to Bioscrypt Inc. (the “Company”, which term shall, unless the context otherwise requires, include its “associates” as such term is defined in the Securities Act (Ontario)) with the opportunity, through share options, to acquire a proprietary interest in the Company.

2.	Shares Subject to the Plan

(a)

Subject to subsection 2(b) below, options may be granted on authorized but unissued Common Shares (the “Shares”) of the Company. The aggregate maximum number of Shares reserved for issuance under the Plan shall be a number equal to 10% of the issued and outstanding shares of the Company from time to time. For greater certainty, any increase in the issued and outstanding shares of the Company will result in an increase in the available number of Shares reserved for issuance under the Plan, and any exercises of options will make new grants available under the Plan. Shares in respect of which options have been granted but which are not exercised prior to expiry shall be available for subsequent option.

(b)	The number of Shares reserved for issuance to any one person pursuant to options must not exceed 5% of the outstanding issue.

(c)

Notwithstanding anything to the contrary contained in the Plan, no options may be granted to insiders (as defined in the Company Manual) if such options, together with any other options previously granted by the Company (collectively the “share compensation arrangements”) could result in:

(i)	the number of Shares reserved for issuance pursuant to share compensation arrangements to insiders collectively exceeding 10% of the outstanding issue; or

(ii)

the issuance to insiders, collectively within the 12 months immediately preceding or 12 months immediately following the date of grant of such options, of a number of Shares exceeding 10% of the outstanding issue; or

(iii)	the issuance to any one insider, or such insider’s associates, within the 12 months immediately preceding or 12 months immediately following the date of grant of such options, of a number of Shares exceeding 5% of the outstanding issue.

3.	Administration

The Plan shall be administered by the board of directors of the Company (the “Board”). The acts of a majority at any meeting and acts approved by instrument or instruments in writing signed by a majority of the members of the Board shall be the acts of the Board. All questions of interpretation and application of the Plan and of any options issued under it shall be determined by the Board, which interpretations and applications shall be conclusive. No member or former member of the Board shall be liable, in the absence of bad faith or misconduct, for any act or omission with respect to his or her service on the Board.

4.	Participants

The Board shall determine and designate from time to time those employees, officers and directors of the Company and those service providers (collectively, hereinafter sometimes referred to as “participants”) to whom options to purchase Shares are to be granted and the number of Shares to be optioned from time to time to any individual.

5.	Option Price

The option price of Shares which are the subject of any option shall be fixed by the Board but under no circumstances shall any such price be less than the closing price of the Shares on the trading day prior to the date of grant on the TSX or if the Shares are not listed on the TSX on any stock exchange upon which the Shares may then be listed and on which the majority of Shares are traded.

6.	Option Period

The period for exercising an option shall not extend beyond a period of ten years following the date of grant of the option. Within such limitation, the period or periods within which an option or portion thereof may be exercised by a participant shall be determined in each case by the Board.

7.	Exercise of Option

(a)

Subject to the provisions of the Plan and the terms of the option granted, an option may be exercised by the participant, in whole or in part, by delivery to the Company at its head office of a notice of exercise and subscription in writing signed by the participant or his or her legal personal representative, specifying the number of Shares in respect of which the option is then being exercised and the manner of subscription. Such notice and subscription shall be substantially in the form annexed hereto as Exhibit “A”. Such notice and subscription shall be accompanied by payment in full (by certified cheque, bank draft or wire transfer of immediately available funds) of the aggregate exercise price for the number of Shares then to be purchased, or alternatively, by an indication of the participant’s election to choose the cashless exercise of such option, in accordance with the provisions of paragraph (b) of this section 7.

(b)

A participant may elect to proceed by means of a cashless exercise of the option by completing the notice and subscription to so indicate, in which event the Company shall issue the number of Shares determined as follows:

X = Y [(A-B)/A], where:

X is the number of Shares to be issued to the Participant;

Y is the number of Shares with respect to which the option is being exercised;

A is the weighted average trading price of the Company’s Shares on the TSX for the five trading days immediately preceding the day on which the participant’s notice of exercise and subscription is received by the Company; and

B is the exercise price of the option.

For greater certainty, the number of Shares thereafter available for issuance under such participant’s option and under the Plan shall be reduced by an amount equal to Y. For purposes hereof, the weighted average trading price shall be calculated by dividing the total value by the total volume of the Company’s Shares traded on the Toronto Stock Exchange for the relevant period. No fractional Shares will be issued and if application of the above noted formula would otherwise result in the number of Shares to be issued including a fraction, the number of Shares to be issued to a participant shall be rounded down to the next nearest whole number.

(c)	Upon exercise of the option in the manner set forth in this section 7, the Company will deliver certificates for the Shares so acquired as soon as practicable thereafter.

8.	Option Agreement

Options granted shall be evidenced by an agreement substantially in the form annexed hereto as Exhibit “B” to be executed by the Company and the participant.

9.	Options Non-Assignable

Subject to the terms of this section 9, options granted under the Plan may not be assigned. Notwithstanding the foregoing, in the event of the death of a participant on or prior to the date on which his or her option expires and provided the participant was at the time of death still legally entitled to exercise the option in accordance with the terms of the option so granted, the option granted to such participant may be exercised, as to such of the optioned shares in respect of which such option has not previously been exercised, by the legal personal representative of such participant at any time up to and including, but not after, 4:30 o’clock in the afternoon (Toronto time) on the date which is one year following the date of death of the participant or up to 4:30 o’clock in the afternoon (Toronto time) on the date on which the option granted to such participant expires, whichever is the earlier.

10.	Cessation of Employment

In the event of discharge for cause of the participant as an employee of the Company prior to the date on which the option granted to such participant expires, the option so granted shall, forthwith upon the participant so ceasing to be an employee of the Company, cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such option has not previously been exercised. In the event of the retirement of a participant as an employee of the Company at Normal Retirement Date (as defined by the Board from time to time) or, with the consent of the Board, in the event of the early retirement of a participant as an employee of the Company prior to the date on which the option granted to such participant expires, or in the event of the discharge of the participant without cause, resignation of the participant or incapacity of the participant where in the opinion of the Board he or she cannot fulfill his or her normal duties, the option granted to such participant may be exercised, as to such of the optioned shares in respect of which such option has not previously been exercised, by the participant or his or her personal legal representative at any time up to and including, but not after, 4:30 o’clock in the afternoon (Toronto time) on a date three months following the date on which the participant ceased to be an employee of the Company or up to 4:30 o’clock in the afternoon (Toronto time) on the date on which the option granted to such participant expires, whichever is earlier.

11.	Rights to Dividends

The participant shall have no right whatsoever as a shareholder in respect of any of the Shares subject to the option granted to him or her (including any right to receive dividends or other distributions therefrom or thereon) other than in respect of the Shares in respect of which the participant shall have exercised his or her option to purchase and which the participant shall have actually taken up and paid for.

12.	Adjustments

If there is any change in the character or amount of the Shares as a result of a recapitalization, merger, consolidation, stock dividend, split-up, combination or exchange of shares of the Company, or otherwise, prior to the exercise of an option previously granted, the option to the extent that it has not been exercised shall entitle the holder to purchase the number and kind of shares or securities, or both, which he or she would have been entitled to receive had he or she actually owned the Shares subject to the option at the time of such change. If any other event shall occur prior to the exercise of an option previously granted and which the Board shall determine equitably requires an adjustment to the number or kind of shares which any holder of an option should be permitted to acquire, such adjustment as the Board shall determine may be made. Similar adjustments shall be made to the total number of Shares which may be optioned. In the event that any person makes an offer to acquire all or substantially all the issued and outstanding Shares, all outstanding and unexercised options may be exercised forthwith.

13.	Non-Assignability

Options granted to participants hereunder are not transferable nor assignable and, except in accordance with the laws of devolution as provided in paragraph 7, 9 and 10 hereof, are exercisable only by the participant.

14.	Decisions of the Board

All decisions and interpretations of the Board respecting the Plan or options granted thereunder shall be binding and conclusive on the Company and on all holders of options granted thereunder and their respective legal personal representatives and on all participants eligible under the provisions of the Plan to participate therein.

15.	Discontinuance of or Amendment to the Plan

(a)

Subject to Section 15(b), the Board shall have the right, in its sole discretion, to amend, suspend or terminate the Plan or any portion thereof, at any time, without obtaining the approval of shareholders.

(b)	Notwithstanding the foregoing, the Company will be required to obtain the approval of shareholders of the Company for any amendment to the Plan related to:

(i)	an increase to the maximum number of Shares reserved for issuance under the Plan;

(ii)	a reduction in the exercise price for options held by insiders; and

(iii)	an extension to the term of options held by insiders (other than as a result of the provisions of Section 16).

c)

Unless a participant otherwise agrees, any amendment to the Plan shall apply only in respect of options granted on or after the date of such amendment.. In addition, no such amendment or modification may, without the consent of the participant, impair his or her rights under the Plan with respect to any Shares upon which he or she has been granted an option.

16.	Black Out Periods

If the expiry date of any vested option falls on, or within nine trading days immediately following, a date upon which a participant is prohibited from exercising such option due to a Blackout Period (as hereinafter defined), then the expiry date of such option shall be automatically extended to the tenth trading day following the date the relevant Blackout Period is lifted, terminated or removed (or such longer period as permitted by the TSX and approved by the Board). For the purposes hereof, “Blackout Period” means the period of time when, pursuant to any policies of the Company or other trading restriction imposed by the Company, any Shares may not be traded by certain persons as designated by the Company, including any holder of an option.

IN WITNESS WHEREOF the Company first executed the Plan as of the 13th day of May, 1996, which Plan was amended effective June 22, 2000, was further amended and restated effective August 6, 2003, further amended effective April 20, 2004 and further amended and restated effective April 25, 2007.

/s/ Bruce MacInnis
Chief Financial Officer

Exhibit “A”

BIOSCRYPT INC.

STOCK OPTION PLAN NOTICE OF EXERCISE AND SUBSCRIPTION AGREEMENT

TO:	BIOSCRYPT INC. (the “Company”)

I refer to the option granted to me on the ______ day of ____________, 20____ to purchase common shares of the Company (“Shares”) at a price of $______(Cdn.) per Share (the “Exercise Price”) pursuant to the Company’s stock option plan (the “Plan”).

I hereby irrevocably elect to exercise the said option in respect of ________Shares.

(Please check one of A. or B. below)

A.

I hereby irrevocably subscribe for ________Shares at the Exercise Price. Accompanying this subscription is a certified cheque or bank draft payable to “Bioscrypt Inc.” in an amount equal to the aggregate subscription price for the Shares.

OR

B.	I hereby irrevocably subscribe for such number of Shares as is determined pursuant to the cashless exercise provisions of the Plan.

Please cause certificates evidencing such Shares to be certified, registered and delivered as follows:

______________________________________________

______________________________________________

______________________________________________

______________________________________________

(Insert full name and address, including postal code)

Yours truly,

______________________________________________

(Signature)

______________________________________________

(Name of optionholder)

______________________________________________

(Capacity – complete only if signed by other

than the optionholder; i.e. executor, trustee

or administrator)

EXHIBIT “B”

BIOSCRYPT INC. STOCK OPTION PLAN

OPTION AGREEMENT

To:	_______________________	Date:_______________________
Re:	Bioscrypt Inc. Stock Option Plan

Attached hereto is a copy of the Bioscrypt Inc. Stock Option Plan (the “Plan”) which has been approved by the Board of Directors of Bioscrypt Inc. (the “Company”). This is to advise you that you are entitled to participate in the Plan, subject to the terms and conditions of the Plan and of this Agreement.

1.	The terms and conditions of the Plan are hereby deemed to be incorporated into and to form part hereof.

2.	The Company has granted to you an option to purchase __________ common shares of the Company at a price of $_________ per share (the “Option”).

3.

Your option may be exercised subject to the above, but not after ___________, 200__, on which date your option, unless earlier terminated by reason of your death or ceasing to be a participant (as defined in the Plan), shall expire.

4.

The Company’s obligation to issue common shares pursuant to the exercise of the Option is subject to its receipt of payment in full of the purchase price for such common shares and compliance with the Plan and all applicable laws, rules and regulations of all public agencies, stock exchanges and authorities having jurisdiction with respect to the issuance and distribution of the common shares.

5.

You agree to comply with the Plan and with all applicable securities laws, rules and regulations of all public agencies, stock exchanges and authorities having jurisdiction, including without limitation, the securities laws, rules and regulations applicable if you elect to resell any of the common shares.

6.

This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Company and on you, your personal representatives and permitted assigns. Neither this Agreement nor the Option is assignable by you except as provided in section 9 of the Plan.

If you desire to accept the Option, please so indicate by signing in the space below and returning the executed copy to the Company. Please note that acceptance does not constitute an exercise of the Option. The Option must be exercised in accordance with the terms and condition of the Plan by completing and submitting a notice of exercise and subscription substantially in the form of Exhibit “A” annexed to the Plan.

BIOSCRYPT INC.

By:

I hereby desire to accept the Option and agree to the terms and conditions hereof.

_______________________________

(Name of Participant)